ARTICLES OF AMENDMENT
                                       OF
                           REGENCY REALTY CORPORATION


        This corporation was incorporated on July 8, 1993 effective July 9, 1993 under the name Regency Realty Corporation. Pursuant to Sections 607.1001, 607.1003, 607.1004 and 607.1006, Florida Business Corporation Act, amendments to the Articles of Incorporation, as restated on November 4, 1996, were approved by the Board of Directors at a meeting held on January 27, 1997 and adopted by the shareholders of the corporation on June 12, 1997. The only voting group entitled to vote on the adoption of the amendment to the Articles of Incorporation consists of the holders of the corporation's common stock. The number of votes cast by such voting group was sufficient for approval by that voting group. The Restated Articles of Incorporation of the Company are hereby amended as follows (amended language is underscored):

        Section 4.1 is amended to read as follows:

               "Section 4.1 Authorized Capital. The maximum number of shares of stock which the corporation is authorized to have outstanding at any one time is one hundred seventy million (170,000,000) shares (the "Capital Stock") divided into classes as follows:

                      1. Ten million (10,000,000) shares of preferred stock having a par value of $0.01 per share (the "Preferred Stock"), and which may be issued in one or more classes or series as further described in Section 4.2;

                      2. One hundred fifty million (150,000,000) shares of voting common stock having a par value of $0.01 per share (the "Common Stock"); and

                      3. Ten million  (10,000,000) shares of common stock having a par value of $0.01 per share (the "Special Common Stock") and which may be issued in one or more classes or series as further described in Section 4.4.

        All such shares shall be issued fully paid and non assessable."

        Section 5.14 is hereby amended in its entirety to read as follows:

               "Section 5.14 Certain Transfers to Non-U.S. Persons Void. Any Transfer of shares of Capital Stock of the Corporation to any Person (other than a Special Shareholder) that results in the fair market value of the shares of Capital Stock of the Corporation owned directly and indirectly by Non-U.S. Persons to comprise 50% or more of the fair market value of the issued and outstanding shares of Capital Stock of the Corporation (determined, until the 15% Termination Date (as defined in the Stockholders Agreement), if any, by


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        assuming that the Special Shareholders (i) are Non-U.S. Persons and (ii)
        own (A) a percentage of the outstanding shares of Common Stock of the Corporation equal to 45%, on a fully diluted basis, and (B) a percentage of the outstanding shares of each class of Capital Stock of the Corporation (other than Common Stock) equal to the quotient obtained by
        dividing  the  sum  of  its  actual   ownership   thereof  and,  without
        duplication of shares included in clause (A), the shares it has a right to acquire by the number of outstanding shares of such class (clauses
        (i) and (ii) are referred to collectively as the "Presumption") shall be void ab initio to the fullest extent permitted under applicable law and the intended transferee shall be deemed never to have had an interest therein. If the foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the
        shares  held  or  purported  to  be  held  by  the   transferee   shall,
        automatically and without the necessity of any action by the Board of Directors or otherwise, (i) be prohibited from being voted at any time such securities result in the fair market value of the shares of Capital Stock of the Corporation owned directly and indirectly by Non-U.S. Persons to comprise 50% or more of the fair market value of the issued and outstanding shares of Capital Stock of the Corporation (determined, until the 15% Termination Date, if any, by applying the Presumption,
        (ii) not be entitled to dividends with respect thereto, (iii) be considered held in trust by the transferee for the benefit of the Corporation and shall be subject to the provisions of Section 5.3(c) as if such shares of Capital Stock were the subject of a Transfer that violates Section 5.2, and (iv) not be considered outstanding for the purpose of determining a quorum at any meeting of shareholders. The Special Shareholders may, in their sole discretion, with prior notice to and the approval of the Board of Directors, waive in writing all or any portion of the Presumption, on such terms and conditions as they in their sole discretion determine.


        IN WITNESS WHEREOF, the undersigned Executive Vice President of this corporation has executed these Articles of Amendment this 12th day of June, 1997.



                                           Bruce M. Johnson, Managing Director

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